Exhibit 99.1

Contacts:

Media:

Morningstar: Margaret Kirch Cohen in Chicago, 312-696-6383, (mobile) 847-507-2229
margaret.cohen@morningstar.com and Phillip Gray in Sydney +61 2 9274 0321,
phillip.gray@morningstar.com

Aspect Huntley: Andrew Bird in Sydney, +02 9 2568007

Investors:

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. To Acquire Aspect Huntley, a Leading Provider of Equity Information and Research in Australia

CHICAGO, July 2, 2006  —  Morningstar, Inc., (Nasdaq: MORN) a leading provider of independent investment research, today announced it has entered into a definitive agreement to acquire Aspect Huntley Pty Limited, a leading provider of equity information, research, and financial trade publishing in Australia, for Australian $30 million (approximately U.S. $22 million) in cash, of which A$2 million will be paid in 2007 subject to post-closing adjustments. Aspect Huntley had revenue of A$8.2* million for its fiscal year ended June 30, 2005. For the 11 months ended May 31, 2006, Aspect Huntley had approximately A$10.8 million in revenue. This amount includes A$1.4 million in revenue for the five months ended May 31, 2006, from InvestorInfo, which Aspect Huntley acquired on Dec. 22, 2005. Morningstar expects to complete the transaction this month.

“One of Morningstar’s growth strategies is to expand our products and services internationally. The key benefit of this acquisition is the combination of Morningstar’s expertise in fund research and information and Aspect Huntley’s equity research, information, and financial media expertise in Australia,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “Together, we can significantly expand the breadth and quality of services we can deliver to individuals, advisers, and institutions and offer Australian investors one place to obtain all of their investment information and research needs.”

*All revenue figures for Aspect Huntley and InvestorInfo are unaudited.

Other benefits of the combination include:

•                  Increasing Morningstar’s global reach among its three market segments — individual investors, financial advisers, and institutions

•                  Enhancing Morningstar AdviserWorkstation with the addition of equity data on 1,700 stocks listed in Australia and New Zealand

•                  Leveraging Morningstar’s global equity research and data capabilities and Aspect Huntley’s leading position across its information, research, and media product lines

•                  Broadening the reach of InvestorInfo’s strong content by adding it to Morningstar products

Scott Cooley, chief executive officer of Morningstar Australia and Morningstar New Zealand, said, “We have tremendous respect for Aspect Huntley’s management team and believe Aspect Huntley has built the most comprehensive database for Australian and New Zealand stocks. The Morningstar Australia team looks forward to working with Aspect Huntley to continue to further our mission of helping investors.”

Andrew Bird, managing director of Aspect Huntley, said, “The Australian market has a very active investor population and the highest rate of equity/fund ownership by individual investors in the world. We’re excited about the potential to join forces with Morningstar, a firm whose entrepreneurial culture mirrors ours. Investors are increasingly interested in obtaining information about both stocks and funds. Becoming part of Morningstar will give us the opportunity to significantly enhance our offerings to Australian investors.”

Aspect Huntley was formed in July 2003 as a result of a merger between Aspect Financial, which was founded in 1997 by Andrew Bird, and Huntleys’ Investment Information, which was founded by Ian Huntley, publisher, in 1973. In December 2005 Aspect Huntley acquired InvestorInfo, publisher of IFA and Investorweekly, both leading financial trade magazines in Australia. Aspect Huntley is known for providing objective, affordable investment information to individual investors and their advisers. Under the Huntleys’ newsletter brand, the company has provided commentary and recommendations for the Australian share market for more than 30 years and offers a widely used series of online and print products for individual investors.

Aspect Huntley employs approximately 65 people and has offices in Australia and Thailand. Bird and Huntley will continue in their roles at Aspect Huntley.

Morningstar, which expanded into Australia in 1999, operates there as Morningstar Research Pty Limited. Today, Morningstar Research Pty Limited employs 34 people in Australia and New Zealand. Scott Cooley will remain chief executive officer of Morningstar Research Pty Limited.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisers, and institutional clients. Morningstar provides data on more than 145,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 13 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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